Exhibit 99.1

Important Notice to Directors and Executive Officers

of Medco Health Solutions, Inc.

Concerning Possible Blackout Period and Regulation BTR Trading Restrictions

The merger between Medco Health Solutions, Inc. (“Medco”) and Express Scripts, Inc. (“Express Scripts”), which is expected to occur sometime in the first half of 2012, will result in an exchange of Medco common stock (“Medco Shares”) for shares of Express Scripts Holding Company common stock (“Express Scripts Shares”) and cash. This blackout notice (“Blackout Notice”) is being provided in order to notify you that directors and executive officers of Medco who continue as directors or executive officers of Express Scripts Holding Company after the closing of the merger will, subject to certain exceptions, be prevented from buying or selling Medco Shares and Express Scripts Shares during a “blackout period” that is expected to begin the day before the closing of the merger.

The reason for the blackout period is that Section 306(a) of the Sarbanes-Oxley Act and Regulation BTR (i.e., the Blackout Trading Restriction), promulgated by the Securities and Exchange Commission, generally require a blackout period to be imposed during which directors and executive officers are subject to trading restrictions if 50% or more of the participants in all individual account plans of an issuer are prohibited from engaging in transactions with respect to the issuer’s equity securities in their plan accounts for more than three (3) consecutive business days. The Blackout Trading Restriction also generally requires that we provide you and the Securities and Exchange Commission (the “SEC”) with advance notice of such a blackout period. Although the blackout period is not expected to last more than three (3) consecutive business days, Medco is voluntarily providing this notice and complying with the Regulation BTR requirements.

In this case, a blackout period will occur because the administrator of the Medco 401(k) Savings Plan (the “Plan”) will impose restrictions on transactions by Plan participants in order to provide for the conversion of Medco Shares held by the Medco Common Stock Fund into Express Scripts Shares and cash contingent upon the closing of the merger between Medco and Express Scripts. Plan participants will be prevented from moving money in or out of the Medco Common Stock Fund, the Express Scripts Stock Fund and the Fidelity® Institutional Money Market – Money Market Portfolio - Class I Fund.

During the blackout period, whether or not you participate in the Plan, your ability to exercise Medco or Express Scripts Holding Company stock options (if any) or otherwise trade in Medco Shares or Express Scripts Shares will be restricted. Specifically, you will be prohibited from directly or indirectly purchasing, selling, acquiring or transferring any Medco Shares or Express Scripts Shares or derivative security with respect to Medco Shares or Express Scripts Shares acquired in connection with your service or employment as a director or an executive officer of Medco or Express Scripts Holding Company.

The blackout period is expected to begin at 4 p.m. Eastern time on the business day before the closing of the merger and is expected to last for a total of no more than three (3) consecutive business days. Up-to-date information about the blackout period will be available by contacting the Medco 401(k) Savings Plan Service Center at 1-800-633-2634.

Questions regarding this Blackout Notice or the blackout period that will apply to directors and executive officers (including questions regarding whether the blackout period has begun or ended) may be directed to:

Prior to the merger: Colleen M. McIntosh Senior Vice President- Associate General Counsel Medco Health Solutions, Inc. 100 Parsons Pond Drive Franklin Lakes, NJ 07417 201-269-3400	On and after the merger: Jane Bjorndal Loe Director Compensation Express Scripts, Inc. One Express Way Saint Louis, MO 63121 314-996-0900